Exhibit 99.1

FOR IMMEDIATE RELEASE

For press inquiries:	For investor inquiries:
Katie Brazel	CG Capital
for Alimera Sciences	for Alimera Sciences
404-317-8361	877-889-1972
kbrazel@bellsouth.net	investorrelations@cg.capital

ALIMERA SCIENCES REFINANCES DEBT
WITH NEW $40 MILLION DEBT FACILITY FROM SOLAR CAPITAL

Elimination of liquidity covenants frees working capital to fuel company growth

ATLANTA, January 8, 2018 /PRNewswire/ -- Alimera Sciences, Inc. (NASDAQ: ALIM) (“Alimera”), a pharmaceutical company that specializes in the commercialization and development of prescription ophthalmic pharmaceuticals, today announced that it has entered into a $40 million term loan agreement with Solar Capital Ltd. (NASDAQ: SLRC) (“Solar Capital”).
Alimera will use the proceeds of this funding to pay off an existing $35 million term loan along with related fees and expenses, and to provide additional working capital for general corporate purposes.
“Working with Solar Capital provides us with a long-term partner and a stable debt facility over the next few years,” said Dan Myers, Alimera’s chief executive officer. “Further, eliminating the restrictive liquidity covenants in our existing loan will unlock more working capital to invest in our business.”
“Solar Capital is pleased to provide this financing to support Alimera’s continued commercial growth,” said Anthony Storino, Head of Solar Capital’s Life Science Lending platform. “We look forward to building a longstanding relationship with the Alimera team in the years to come.”
Interest on outstanding borrowing under the term loan is payable at one-month LIBOR plus 7.65% per annum. The term loan's current interest rate is 9.2%. The term loan, which matures on July 1, 2022, provides for interest only payments for the first 30 months. If Alimera meets certain revenue thresholds, it can extend the interest only period to 36 months followed by 18 months of principal and interest.
In connection with the term loan, Alimera paid Solar Capital a $400,000 fee at closing, and Alimera is obligated to pay a $1.8 million fee upon repayment of the term loan in full ($2.0 million if the interest only period has been extended), and additional fees not to exceed $2.0 million in total on a change in control or the achievement of certain sales milestones. No warrants were issued in connection with the term loan. For more details on the terms of the refinancing, please see Alimera’s Current Report on Form 8-K, which Alimera expects to file with the SEC promptly after issuing this press release.
About Alimera Sciences, Inc.
www.alimerasciences.com
Alimera, founded in June 2003, is a pharmaceutical company that specializes in the commercialization and development of prescription ophthalmic pharmaceuticals. Alimera is presently focused on diseases affecting the back of the eye, or retina, because these diseases are not well treated with current therapies and will affect millions of people in our aging populations. Alimera’s commitment to retina specialists and their patients is manifest in Alimera’s product and development portfolio designed to treat early- and late-stage diseases. For more information, please visit www.alimerasciences.com.
About Solar Capital Ltd.
Solar Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. A specialty finance company with expertise in several niche markets, Solar Capital primarily invests in leveraged, U.S. middle market companies in the form of senior secured cash flow and asset-based investments. Solar Capital’s life science lending business provides financing solutions for bio-pharma, medical device, healthcare IT and healthcare services companies, both venture-backed private and public, and from pre-revenue clinical to early commercial stage. For more information, please visit www.solarcapltd.com.

Forward-Looking Statements
This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, the fueling of company growth and investments in its business from working capital freed up by the elimination of liquidity covenants. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors that could cause actual results to differ include whether and to what effect Alimera successfully uses the additional working capital for the stated purposes, as well as the other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which are on file with the SEC and available on the SEC’s website at www.sec.gov. Additional factors may be included in those sections of Alimera’s Annual Report on Form 10-K for the year ending December 31, 2017 to be filed in the first quarter of 2018 with the SEC. In addition to the risks described above and in Alimera’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Alimera’s results. There can be no assurance that the actual results or developments anticipated by Alimera will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Alimera. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.
All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely too heavily on the forward-looking statements Alimera makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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